Exhibit 99.1

Curis Reports Fourth Quarter and Year-End 2008 Financial Results

Conference Call to be Held Today at 9:00 a.m. EST

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 10, 2009--Curis, Inc. (NASDAQ:CRIS), a drug development company seeking to develop next generation proprietary targeted medicines for cancer treatment, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2008.

“The fourth quarter and early 2009 have been important periods for Curis, as our collaborator Genentech initiated a Phase II trial of GDC-0449 in advanced ovarian cancer and announced plans to initiate a pivotal Phase II clinical trial in advanced basal cell carcinoma in early 2009. These trials provide Curis with a meaningful source of non-dilutive capital. We received $3 million following the December 2008 initiation of the ovarian cancer trial and will receive an additional $6 million following the initiation of the advanced basal cell carcinoma trial, which is expected to begin shortly,” said Mike Gray, Curis’ Chief Operating and Chief Financial Officer. “We expect that our current capital resources, combined with this expected $6 million payment, are sufficient to fund our planned operations into at least mid-2010. In addition, our strategy is to consummate at least one corporate collaboration or licensing transaction for CUDC-101, CUDC-305 or another of our proprietary cancer programs in 2009. If we are able to successfully enter into an arrangement for at least one of these programs, we expect that payments received in such an arrangement would further extend our ability to finance our operations.”

“We continue to execute on our strategic plan and believe that we remain in a strong position to advance our business as our proprietary programs also continue to make excellent progress,” said Dan Passeri, Curis’ President and Chief Executive Officer. “We have opened for enrollment the third cohort of our Phase I dose-escalation trial of CUDC-101, our first-in-class HDAC, EGFR and Her2 inhibitor, and we expect that additional positive data from this trial would continue to generate interest from potential collaborators in this compound and in our other multi-targeted cancer programs.”

Mr. Passeri continued, “In addition, IND-enabling toxicology studies for CUDC-305, our Hsp90 inhibitor, are near completion and preliminary data suggests that CUDC-305 has a favorable safety profile. We believe that this safety data is a key metric to potential partners for this target, and once the final data is in hand, we plan to accelerate our discussions with potential partners for this molecule.”

For the fourth quarter of 2008, Curis reported a net loss of $2.2 million or ($0.03) per share, as compared to net income of $4.3 million or $0.07 per share for the same period in the prior year.

Revenues for the fourth quarter of 2008 were $3.1 million as compared to $11.5 million for the same period in the prior year, a decrease of 73%. Revenues under research and development contracts were $100,000 for the fourth quarter of 2008 as compared to $500,000 for the same period in the prior year. This decrease was primarily the result of the conclusion of Curis’ collaboration with Procter & Gamble in November 2007 and the termination of its Hedgehog agonist collaboration with Wyeth in February 2008. Curis recognized $3.0 million in license revenues during the fourth quarter of 2008 related to receipt of a contractual payment from Genentech for the initiation of a Phase II clinical trial of GDC-0449 in advanced ovarian cancer under its June 2003 Hedgehog pathway inhibitor collaboration, as compared to $11.0 million of license revenues for the same period in the prior year. During the fourth quarter of 2007, Curis recognized $10.5 million in license revenue under this same collaboration with Genentech, primarily resulting from a change in the estimated performance period under this collaboration.

Operating expenses for the fourth quarter of 2008 were $5.4 million as compared to $7.7 million for the same period in the prior year, a decrease of 30%. In October 2008, Curis implemented spending reductions in various preclinical research and general and administrative areas.

  Research and development spending was $3.5 million for the fourth quarter of 2008 as compared to $5.2 million for the same period in the prior year, a decrease of 33%. The decrease is attributable to decreased spending of $400,000 under Curis’ former collaboration with Wyeth as well as decreased spending of $600,000 on the Company’s targeted cancer programs, primarily related to toxicology testing of CUDC-101 that occurred during the fourth quarter of 2007 in support of the IND application that was filed in May 2008. Also included in the fourth quarter 2007 research and development expenses was a $750,000 license fee payment to a former collaborator as a result of Curis’ December 2007 BMP-7 transaction with Stryker Corporation.
  General and administrative spending was $1.9 million for the fourth quarter of 2008 as compared to $2.4 million for the same period in the prior year, a decrease of 21%. The decrease in general and administrative expenses was primarily due to decreases in stock-based compensation, personnel costs and legal fees resulting from the spending reductions implemented during October 2008.

For the year-ended December 31, 2008, Curis reported a net loss of $12.1 million or ($0.19) per share, as compared to a net loss of $7.0 million or ($0.13) per share for the prior year.

Revenues for the year ended December 31, 2008 were $8.4 million as compared to $16.4 million for the same period in the prior year, a decrease of 49%.

Operating expenses were $21.5 million for the year ended December 31, 2008, as compared to $24.8 million for the prior year, a decrease of 13%. Research and development expenses were $13.2 million for the year ended December 31, 2008, as compared to $14.8 million for the prior year, a decrease of 11%. General and administrative expenses were $8.3 million for the year ended December 31, 2008, as compared to $10.0 million for the prior year, a decrease of 17%.

As of December 31, 2008, Curis’ cash, cash equivalents and marketable securities totaled $28.9 million, and there were 63,653,698 shares of common stock outstanding.

2009 Curis Objectives

Curis also announced its clinical and business objectives for 2009.

  Genentech’s advancement of GDC-0449, including the planned initiation of a pivotal Phase II trial of GDC-0449 in advanced basal cell carcinoma in February 2009. Initiation of this trial will result in a $6 million cash payment to Curis under the parties’ 2003 collaboration agreement. Genentech has also entered into a collaborative arrangement with NCI under which additional clinical trials are expected to initiate, including in medulloblastoma, pancreatic cancer and small cell lung cancer, among others.
  Enter into a collaboration for CUDC-101 and/or CUDC-305.
  Continue to advance the clinical program for CUDC-101. Curis currently expects to announce data from the ongoing Phase I trial in mid-2009.
  File an Investigational New Drug Application for CUDC-305 by mid-2009 and begin treating patients in a Phase I clinical trial during the second half of 2009.
  Select at least one additional preclinical development drug candidate from Curis’ proprietary targeted cancer pipeline in 2009. Further advancement of preclinical drug candidates would likely depend on securing a material collaboration for at least one of Curis’ proprietary cancer programs beforehand.

Financial Guidance

The Company expects to end 2009 with cash, cash equivalents and marketable securities of $12-15 million, which includes the $6 million which Curis will receive from Genentech following its initiation of the pivotal Phase II advanced basal cell clinical carcinoma trial initiation. This trial is expected to begin in February 2009. This excludes any other potential payments from existing or new collaborators.

The Company expects that 2009 research and development expenses will be $15 to $18 million and that general and administrative expenses will be $7 to $9 million. These expense projections include $400,000 to $600,000 and $800,000 to $1,000,000 of stock-based compensation expense for research and development and general and administrative expense, respectively. Actual 2009 stock-based compensation expense may be higher as the Company issues additional awards as part of its planned compensation programs, consistent with past practices.

Fourth Quarter and Recent Highlights

-- Genentech’s Planned GDC-0449 Pivotal Phase II Clinical Trial in Advanced BCC

In January 2009, Genentech announced plans to initiate a pivotal Phase II clinical trial of GDC-0449 as a single-agent therapy for patients with metastatic or locally advanced basal cell carcinoma (BCC). This trial is expected to begin enrolling patients in February 2009. Genentech expects to evaluate GDC-0449 in approximately 100 patients with metastatic or locally advanced BCC in a global single-arm, two-cohort clinical trial. One cohort includes all patients with histologically-confirmed, RECIST measurable metastatic BCC. The second cohort includes histologically-confirmed locally advanced BCC that is considered inoperable by the treating physician. There is currently no standard of care for patients with these types of BCC. Genentech has indicated that it has worked with FDA on the design of the study such that if the data are positive, it may serve as the basis for NDA submission. Shortly after initiation of this pivotal Phase II clinical trial, Curis expects to receive a $6 million cash payment from Genentech.

-- Initiation of GDC-0449 Phase II Clinical Trial in Advanced Ovarian Cancer

In December 2008, Genentech initiated a Phase II clinical trial of GDC-0449 as a maintenance therapy for advanced ovarian cancer patients. GDC-0449 will be evaluated in approximately 100 patients in a randomized, placebo-controlled, double-blind, multi-center Phase II trial. Patients will be randomized in a 1:1 ratio to receive either GDC-0449 or a placebo comparator and will be stratified based on whether their cancer is in a second or third complete remission. The primary endpoint of the trial is progression-free survival. Curis received a $3 million cash payment from Genentech in December 2008 for the initiation of this trial.

--Presented CUDC-305 preclinical data at the 20th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics

In October 2008, Curis presented a poster entitled, “CUDC-305, a novel, synthetic Hsp90 inhibitor with unique pharmacological properties,” at the 20th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Geneva, Switzerland. The poster highlighted preclinical data demonstrating that CUDC-305 appears to have a strong combination of pharmacological properties that may contribute to its potent efficacy in preclinical cancer models.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis will host a conference call today, February 10, 2009, at 9:00 am EST, to discuss Curis’ financial results for the fourth quarter and fiscal year ended December 31, 2008, and corporate developments, plans and strategies.

To access the live conference call, please call (800) 510-9836 from the United States or Canada or (617) 614-3670 from other locations, shortly before 9:00 am EST. The conference ID number is 40400342. The conference call can also be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call and through 5:00 pm EST, Tuesday, February 24, 2009. To access the replay, please call (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference conference ID number 79470633.

CURIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues	$3,104,503	11,484,842	$8,366,617	16,388,554

Operating expenses:
Research and development	3,549,688	5,233,357	13,226,449	14,779,184
General and administrative	1,857,538	2,441,686	8,259,812	9,983,931
Total operating expenses	5,407,226	7,675,043	21,486,261	24,763,115

Net loss from operations	(2,302,723)	3,809,799	(13,119,644)	(8,374,561)

Other income, net	146,299	482,575	996,546	1,410,318
Net loss	$(2,156,424)	$4,292,374	$(12,123,098)	$(6,964,243)

Basic and diluted net income/ (loss) per common share	$(0.03)	$0.07	$(0.19)	$(0.13)
Basic weighted average common shares outstanding	63,492,498	63,180,451	63,378,159	54,914,666
Diluted weighted average common shares outstanding	63,492,498	63,206,837	63,378,159	54,914,666

CURIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	December 31, 2008	December 31, 2007
ASSETS

Cash, cash equivalents and marketable securities	$28,852,995	$41,459,176
Long-term investments – restricted	210,007	210,007
Accounts receivable	107,341	230,467
Property and equipment, net	1,448,176	2,577,602
Goodwill	8,982,000	8,982,000
Other assets	381,353	357,433
Total assets	$39,981,872	$53,816,685

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$2,757,276	$4,715,772
Debt obligations	-	403,832
Deferred revenue	-	1,852,518
Total liabilities	2,757,276	6,972,122

Total stockholders' equity	37,224,596	46,844,563

Total liabilities and stockholders' equity	$39,981,872	$53,816,685

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new medicines for cancer. In expanding its drug development efforts in the field of cancer through its targeted cancer programs, Curis is building upon its previous experiences in targeting signaling pathways for the development of next generation targeted cancer therapies. For more information, visit Curis’ website at www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation: statements regarding the development plans and timelines for GDC-0449, CUDC-101, CUDC-305 and the Company’s other drug development programs; the potential clinical and therapeutic benefits of GDC-0449 and the Company’s other programs under development; and the Company’s estimate regarding the period in which its cash will fund its operations. Forward-looking statements used in this press release may contain the words "believes", "expects", "anticipates", "plans", "seeks", "estimates", "will", "may" or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those indicated by such forward-looking statements including, among other things:

  The Company may experience adverse results, delays and/or failures in its internal drug development programs, including without limitation unplanned delays and/or failures in its ability to further advance its drug candidates, CUDC-101 and CUDC-305, and any other of its targeted cancer programs. For example, further preclinical testing of CUDC-305 may produce inconsistent, negative or inconclusive results which could cause the Company to delay or terminate its planned IND application for this drug candidate. Moreover, the timing and completion of the Phase I clinical trial of CUDC-101 may be delayed or interrupted by a number of factors including difficulties in achieving and maintaining patient enrollment, undesirable side effects and toxicities caused by the drug candidate, and the Company’s failure to achieve study objectives.
  The Company’s collaborator, Genentech, may experience adverse results, delays and/or failures in the Hedgehog pathway inhibitor program currently under clinical development and the Company may have no control over, or foreknowledge of, the progress of this program.
  The Company may experience difficulties or delays in obtaining or maintaining required regulatory approvals for products under development both internally and through its collaborations with Genentech.
  The Company may not be able to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of drug candidates based on its technologies.
  There may be adverse changes in the Company’s ability to execute its business plan.
  The Company may not be able to obtain the additional funding required to conduct research and development of its drug candidates.
  The Company may experience unplanned cash requirements and expenditures which, among other things, could shorten the estimated period in which the Company will have cash to fund its operations and which could also adversely affect the Company's estimated operating expenses for 2009 and beyond.
  The Company faces risks relating to its ability to enter into and maintain planned collaborations for development candidates under its targeted cancer programs, its ability to maintain its current collaborations with Genentech and the risk that any such collaborators will not perform adequately.
  The Company may experience competitive pressures.
  The Company also faces other risk factors identified in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

CONTACT:
Curis, Inc.
Michael P. Gray, 617-503-6632
Chief Financial and Chief Operating Officer
mgray@curis.com